Exhibit 99.1

Contact:	NEWS RELEASE
Alliance Data
Tiffany Louder – Investor Relations
214-494-3048
tiffany.louder@alliancedata.com

Steve Calk
FTI Consulting
212-850-5611
alliancedata@fticonsulting.com

Shelley Whiddon – Media
214-494-3811
shelley.whiddon@alliancedata.com

ALLIANCE DATA'S BRANDLOYALTY AND DISNEY EMEA ANNOUNCE NEW PARTNERSHIP TO
LAUNCH IN 2018

PLANO, TX (June 16, 2017) - Alliance Data (NYSE: ADS), a leading global provider of data-driven marketing and loyalty solutions, announced that its LoyaltyOne® European-based BrandLoyalty business, one of the largest and most successful data-driven loyalty marketers outside of the Americas, signed a multi-year agreement with Disney EMEA to develop the retail loyalty market throughout Europe, Middle East and Africa for Disney EMEA, to run from 2018 to 2021.

The new partnership builds on an already successful relationship between the organizations, which, since 2014, has seen several highly popular Instant Loyalty Promotions (ILPs) based around famous Disney characters and franchises successfully launched and implemented in supermarkets/hypermarkets around the world.

BrandLoyalty is a leader in transactional and emotional loyalty, creating immediate changes in consumer behavior through promotional campaign-driven loyalty programs. Focusing on shorter-term promotional loyalty programs (12-20 week periods), BrandLoyalty generates real-time customer engagement in both traditional and digital channels. By analyzing market spending trends, tailored offers are created for clients by identifying local consumer patterns against the retailer's data to identify specific target segments within the customer base. This approach enables BrandLoyalty to customize promotional programs to engage key client customer segments and drive marketing return on investment.

"This partnership with Disney provides significant opportunities for both BrandLoyalty and Disney in key markets," said Bryan Pearson, President and CEO of LoyaltyOne. "Working with Disney EMEA, BrandLoyalty will look to grow retail consumer penetration of these globally recognized brands including Disney, Marvel, Star Wars and Pixar, through its traditional and digital mobile promotional campaign-driven loyalty programs."

About BrandLoyalty
BrandLoyalty creates innovative, tailor-made loyalty concepts for some of the largest food retailers globally. Active in 50 countries, it supports its clients from 20 offices in Europe, Asia, Africa and the Americas. Since it was founded in 1995, BrandLoyalty has implemented more than 3,000 successful loyalty programs. In 2011, BrandLoyalty acquired IceMobile, a full-service mobile agency delivering personalized digital solutions for food retail. By combining data and digital, IceMobile delivers personalized mobile experiences which boost revenue and customer loyalty for retailers worldwide.

About LoyaltyOne
LoyaltyOne® is a global leader in the design and implementation of coalition loyalty programs, customer analytics and loyalty services for Fortune 1000 clients around the world. LoyaltyOne's unparalleled track record delivering sustained business performance improvement for clients stems from its unique combination of hands-on practitioner experience and continuous thought leadership. LoyaltyOne has more than 20 years' history leveraging data-driven insights to develop and operate some of the world's most effective loyalty programs and customer-centric solutions. These include the AIR MILES® Reward Program, North America's premier coalition loyalty program; European-based BrandLoyalty, one of the largest and most successful campaign-driven loyalty marketers outside of the Americas; and a working partnership with Latin America's leading coalition program, dotz. LoyaltyOne is also the owner of COLLOQUY, a group dedicated to research and publishing for the global loyalty industry.
LoyaltyOne is an Alliance Data® company. For more information, visit www.loyalty.com.
About Alliance Data

Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 17,000 associates at approximately 100 locations worldwide.
Alliance Data's card services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Investor information about Alliance Data's businesses may be found here.
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Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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